UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 28, 2005

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

BLUE MARTINI SOFTWARE, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	0-30925	94-3319751
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

2600 Campus Drive

San Mateo, California 94403

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(650) 356-4000

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE

(FORMER NAME OR FORMER ADDRESS IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(1)	Agreement and Plan of Merger among Multi-Channel Holdings, Inc., BMS Merger Corporation and Blue Martini Software, Inc. dated as of February 28, 2005.

On March 1, 2005, Blue Martini Software, Inc., a Delaware corporation (“Blue Martini”), Multi-Channel Holdings, Inc., a Delaware corporation (“Multi-Channel”) and BMS Merger Corporation, a Delaware corporation and wholly owned subsidiary of Multi-Channel (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of February 28, 2005 (the “Merger Agreement”), pursuant to which, subject to satisfaction or waiver of the conditions therein, Multi-Channel will acquire, through the merger of Merger Sub with and into Blue Martini (the “Merger”), all of the outstanding common stock of Blue Martini. As a result of the Merger, Blue Martini will become a wholly owned subsidiary of Multi-Channel.

Under the terms of the Merger Agreement, the holders of shares of common stock of Blue Martini (other than stockholders who exercise appraisal rights under Delaware law) that are outstanding immediately prior to the consummation of the Merger will receive $4.00 in cash for each share of Blue Martini common stock at the time of consummation of the Merger (the “Effective Time”). In addition, at the Effective Time, all stock options and stock awards held by then-current employees of Blue Martini will vest, and each vested Blue Martini stock option that is outstanding immediately prior to the consummation of the Merger will be automatically converted into an amount in cash equal to, for each share of common stock of Blue Martini underlying such option, the excess (if any) of $4.00 over the exercise price per share of such option. The total value of the transaction is approximately $54 million.

The consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the holders of a majority in interest of Blue Martini’s outstanding common stock, customary regulatory approvals and other closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In order to induce Multi-Channel to enter into the Merger Agreement, certain directors and officers of Blue Martini who own in the aggregate approximately 28% of Blue Martini’s outstanding common stock have entered into voting agreements with Multi-Channel pursuant to which they have agreed, among other things, to vote in favor of the adoption of the Merger Agreement. The Merger is expected to close in the second quarter of 2005; however, there can be no assurances that the Merger will be consummated in that time period or at all.

The description contained in this Item 1.01 of certain terms of the Merger Agreement and the transactions contemplated by the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 10.1.

On March 1, 2005, Blue Martini and Multi-Channel released a press release announcing that they had entered into the Merger Agreement. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(2)	Letter agreement, dated February 28, 2005 from Golden Gate Private Equity, Inc. and Golden Gate Capital Investment Fund II, L.P. in favor of Multi-Channel Holdings, Inc. and Blue Martini Software, Inc.

In connection with execution and delivery of the Merger Agreement, Golden Gate Private Equity, Inc. and Golden Gate Capital Investment Fund II, L.P. (collectively, “Golden Gate Capital”) entered into a letter agreement in favor of Multi-Channel and Blue Martini (the “Commitment Letter”) pursuant to which, among other things, Golden Gate Capital committed to invest funds in Multi-Channel as a source of funding for the Merger. Golden Gate Capital’s commitment is conditioned only upon the prior fulfillment or waiver in writing by Multi-Channel of each and all of the conditions precedent to Multi-Channel’s and Merger Sub’s obligations to consummate the Merger under the Merger Agreement.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
10.1	Agreement and Plan of Merger, dated as of February 28, 2005, among Blue Martini Software, Inc., a Delaware corporation, Multi-Channel Holdings, Inc., a Delaware corporation, and BMS Merger Corporation, a Delaware corporation.

99.1	Press Release, dated March 1, 2005, entitled “Blue Martini Software to become a Golden Gate Capital Portfolio Company. Blue Martini Software Stockholders to Receive $4.00 Per Share in Cash.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE MARTINI SOFTWARE, INC.

Dated: March 4, 2005	By:	/s/ Eran Pilovsky
Eran Pilovsky
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Agreement and Plan of Merger, dated as of February 28, 2005, among Blue Martini Software, Inc., a Delaware corporation, Multi-Channel Holdings, Inc., a Delaware corporation, and BMS Merger Corporation, a Delaware corporation.

99.1	Press Release, dated March 1, 2005, entitled “Blue Martini Software to become a Golden Gate Capital Portfolio Company. Blue Martini Software Stockholders to Receive $4.00 Per Share in Cash.”